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                             FOR IMMEDIATE RELEASE

                       For Further Information Contact:
                     Michael M. Earley, President and CEO
                          Telephone:  (619) 231-1818
                           Katrina L. Thompson, CFO
                          Telephone:  (619) 450-3135

                            MISSION WEST PROPERTIES
                                   ANNOUNCES
                      SHAREHOLDER APPROVAL TO SELL STOCK
                                      AND
                       DECLARATION OF $3.30 DISTRIBUTION

     SAN DIEGO, CALIFORNIA, August 6, 1997 -- Mission West Properties (AMEX/PCX: MSW) announced that at a special meeting held yesterday the Company's shareholders approved the sale of 6,000,000 shares of newly issued common stock, at $0.15 per share, to a group of private investors led by Berg & Berg Enterprises, Inc. (the "Berg Group") of Cupertino, California. The sale is scheduled to close in early September, subject to customary conditions. After the closing and satisfaction of related closing costs and liabilities, the Company anticipates having net assets of approximately $5,100,000, consisting primarily of cash and cash equivalents.

     In a related action, the Mission West Board of Directors declared a $3.30 per share cash distribution to shareholders (other than the Berg Group), with a record date of August 28, 1997 and a pay date of October 21, 1997. Because of the magnitude of this special distribution in relation to the market price of the Company's shares, the American Stock Exchange has determined that the shares will not trade ex-dividend until October 22, 1997 and that shareholders selling shares between the August 28 record date and the October 21 payment date will transfer the right to receive the distribution along with the underlying shares.

     Commenting on the these developments, Michael M. Earley, President and Chief Executive Officer, stated, "We are pleased to successfully conclude this era in Mission West's history with a substantial distribution to shareholders. Coupled with the $9.00 distribution paid in February 1997, the $3.30 distribution to be paid in October represents a significant cash return to our shareholders. Additionally, we believe the arrangement with the Berg Group provides an ongoing opportunity for the Company and its shareholders. Carl Berg, President of Berg & Berg Enterprises, has proven to be a very capable real estate developer and businessman, and plans to bring a strong portfolio of commercial real estate to the Company. We wish him the best in his future operations of the Company."

     Mission West Properties is a former developer and owner of commercial real estate located principally in Southern California. Mission West concluded the sale of all its operating assets earlier this year. Mission West is 44-percent owned by Alarmguard Holdings, Inc. (AMEX: AGD).